EXHIBIT 99.1

Investor Relations

eOn Communications

800-873-3194

investorrelations@eoncc.com

eOn Communications Reports Fourth Consecutive Quarterly Profit

ATLANTA (February 26, 2004) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of unified voice, e-mail and web-based communications solutions, today reported financial results for the second fiscal quarter ended January 31, 2004. Revenues for the quarter were $3,958,000, compared with $4,118,000 for the same period last year. Net income for the quarter was $87,000, or $0.01 per common share, an increase of $619,000 from a net loss of $532,000, or ($0.04) per share in the quarter ended January 31, 2003.

For the six months ended January 31, 2004, revenues increased 17.3% to $8,997,000 from $7,673,000 in the six months ended January 31, 2003. Net income for the six months ended January 31, 2004 increased by $2,211,000 to $417,000, or $0.03 per common share, compared to a net loss of $1,794,000, or ($0.15) per share in the prior-year period.

“I am very pleased with our second quarter results,” said David Lee, eOn’s chairman and chief executive officer. “The programs we put in place last year continue to deliver significant improvement in our results. During the quarter we received contributions from all of our distribution channels – direct, indirect, U.S. government, and international - and this occurred during what is historically our worst period due to seasonality. This is an encouraging sign that our efforts to diversify our revenue base are continuing to gain traction.”

Second Quarter Operational Highlights

eOn fulfilled eQueue orders from new customers across a variety of industry segments during the quarter, including China Motion, one of the largest outsource solution providers in China, and DHC of Korea, a prominent multinational cosmetics firm. In addition, follow-on eQueue business was received from UBase of Korea and U.S. based customers Rockhurst University, Midco Call Center Services, and St. Paul Public School District through our partner Electronic Design Company.

To further position the Company to capitalize on the rapidly growing China contact center market, eOn announced an alliance with Cortelco Shanghai Telecom Equipment Company. Under the alliance, Cortelco Shanghai will develop localized software applications and customized solutions targeted at the rapidly growing contact center markets in China.

The Company continued to enhance the eQueue, its market leading comprehensive contact center solution, with the first sale and initial deployment of SIP-based VOIP telephones. Professional Teledata, a provider of CRM solutions based in New Hampshire, will offer this capability to its customers to enable seamless connection of remote offices to centrally deployed contact centers. The use of voice enabled IP networks streamlines the required networking infrastructure and reduces telecommunication connection costs.

The Company also delivered the latest software version of the eQueue Multi-Media Contact Center Solution. This release adds significant reliability and fault tolerance capabilities to the platform, further solidifying the solution’s market leading ability to address the most stringent mission critical contact center application requirements.

Business Outlook

Lee concluded, “We are impressed with the growth opportunities we see in both our domestic and international markets. Although we remain committed to profitably growing our business, we are convinced that it is time for us to properly invest in the resources adequate to maximize our ability to establish leadership positions in our targeted market segments.”

Conference Call

The Company will host a conference call at 4:45 p.m. EST today, February 26, 2004, to discuss its second quarter results. To hear the call, dial (913) 981-5518 or visit our investor relations website at investor.eoncc.com. A replay of the call will be posted to our investor relations website shortly following the call. A recording will also be available no later than noon on Monday, March 1, 2004, by direct dial at (678) 337-2001. These recordings will be available through March 15, 2004.

About eOn Communications™

eOn Communications Corporation™ is a leading provider of unified voice, e-mail and web-based communications systems for customer contact centers and general business applications. eOn helps enterprises communicate more effectively with customers, convert inquiries into sales, and increase customer satisfaction and loyalty. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

eOn Communications Corporation

Statements of Operations (Unaudited)

For the Three Months and Six Months Ended January 31, 2004 and 2003

(Dollars in thousands, except per share data)

	Three Months Ended January 31,		Six Months Ended January 31,
	2004	2003	2004	2003
Net revenues	$3,958	$4,118	$8,997	$7,673
Cost of revenues	1,591	1,629	3,691	3,399

Gross profit	2,367	2,489	5,306	4,274

Operating expenses:
Selling, general, and administrative	1,542	2,338	3,460	4,638
Research and development	717	733	1,393	1,480
Special charges	—	(63)	—	(63)

Total operating expenses	2,259	3,008	4,853	6,055

Income (loss) from operations	108	(519)	453	(1,781)
Interest income	(17)	(27)	(32)	(64)
Interest expense	9	8	17	17
Other expense, net	29	32	51	60

Income (loss) before income tax expense	87	(532)	417	(1,794)

Income tax expense	—	—	—	—

Net income (loss)	$87	$(532)	$417	$(1,794)

Net income (loss) per common share
Basic and diluted:	$0.01	$(0.04)	$0.03	$(0.15)

Weighted average shares outstanding - basic	12,469	12,051	12,350	12,050
Weighted average shares outstanding - diluted	13,017	12,051	12,917	12,050

eOn Communications Corporation

Balance Sheets

January 31, 2004 and July 31, 2003

(Dollars in thousands)

	January 31, 2004	July 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,429	$3,221
Marketable securities	4,200	4,200
Trade accounts receivable, net	3,292	2,849
Inventories	2,192	1,879
Other current assets	134	134

Total current assets	13,247	12,283

Property and equipment, net	926	1,149
Intangible assets, net	1	2

Total	$14,174	$13,434

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,758	$1,240
Payable to affiliate	48	121
Note payable – current	280	613

Accrued expenses and other	1,670	1,996

Total current liabilities	3,756	3,970

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock	12	12
Additional paid-in capital	53,984	53,447
Treasury stock	(1,502)	(1,502)
Accumulated deficit	(42,076)	(42,493)

Total stockholders’ equity	10,418	9,464

Total	$14,174	$13,434